EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders

1-800 CONTACTS, INC.:

We consent to the incorporation by reference in the registration statements (File Nos. 333-61205 and 333-96765) on Form S-8 of 1-800 CONTACTS, INC. of our report dated February 11, 2003 (except with respect to the matters discussed in Note 13 to the consolidated financial statements, as to which the date is March 13, 2003), with respect to the consolidated balance sheet of 1-800 CONTACTS, INC. and subsidiaries as of December 28, 2002 and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the year then ended, which report appears in the December 28, 2002 Annual Report on Form 10-K of 1-800 CONTACTS, INC.

/s/ KPMG LLP

Salt Lake City, Utah
March 26, 2003